News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for InsWeb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb Reports Fourth Quarter and Fiscal 2010 Results
Revenue and Adjusted EBITDA Reach Fourth Quarter and Fiscal Year Records

SACRAMENTO, Calif., February 7, 2011 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today announced financial results for the fourth quarter and year ended December 31, 2010,  which include the fourth quarter results of Potrero Media Corporation acquired on October 1, 2010.

Revenues for fiscal 2010 were $42.4 million, an increase of 20% as compared to $35.2 million for fiscal 2009.  Net income for fiscal 2010 was $1.3 million, or $0.23 per diluted share.   This compares to a net loss of $1.3 million, or $0.26 per diluted share, for fiscal 2009.

Revenues for the fourth quarter of 2010 were $13.2 million, an increase of approximately 52% as compared to $8.7 million in the fourth quarter of 2009, and an increase of approximately 26% as compared to $10.5 million in the third quarter of 2010.  Net income for the fourth quarter of 2010 was $146,000, or $0.02 per diluted share.  This compares to net income of $705,000, or $0.14 per diluted share, in the fourth quarter of 2009, and net income of $357,000 or $0.07 per diluted share, in the third quarter of 2010.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was $1.0 million in the fourth quarter of 2010,  as compared to Adjusted EBITDA of $785,000 in the fourth quarter of 2009, and $1.3 million in the third quarter of 2010.  Adjusted EBITDA for fiscal 2010 was $3.4 million, compared to $103,000 for fiscal 2009.

“Our record fourth quarter results capped off a year of tremendous progress and execution for InsWeb as we continued our efforts to refine our model, align our cost structure and improve our operating leverage.  In addition, we completed a sizeable acquisition that broadens our offerings in the health insurance segment as well as complements our marketing efforts, positioning the company for continued growth moving forward,” stated InsWeb Chairman & CEO Hussein Enan.  “We believe InsWeb is very well-positioned in the online lead generation market for personal lines insurance, and we look forward to building on our record of growth and profitability in 2011.  We remain focused on cash generation and continue to evaluate potential acquisitions that are synergistic with our business and that conform to our profitability goals.”

InsWeb also announced that the Board of Directors authorized the Company to file a universal shelf registration statement on Form S-3.  Once filed with and declared effective by the Securities Exchange Commission, the shelf registration statement will cover the potential issuance of up to $15 million of new securities.  The filing of the shelf registration statement is designed to provide InsWeb with greater flexibility to take advantage of acquisition, financing and other business opportunities when and if such opportunities arise.  As of the date of this release, InsWeb has no specific plans to issue securities under the shelf registration statement. Accordingly, no assurances can be given as to whether or when any offering under this registration statement will be completed or the exact number of shares that may be issued by InsWeb.  This announcement does not constitute an offer of any securities for sale.

Non-GAAP Financial Information
In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)
(unaudited)
		Three months ended			Twelve months ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2010	2010	2009	2010	2009
Net income (loss)		$146	$357	$705	$1,295	($1,261)
Less
	Interest income	5	8	5	25	28
Add
	Interest expense	26	-	-	26	-
	Provision (benefit) for income taxes	(17)	10	-	-	-
	Share-based compensation expense	337	277	28	928	820
	Depreciation and amortization of property, equipment and intangible assets from continuing operations	363	34	46	474	188
	Acquisition costs	152	592	-	744	-
	Severance and other	-	-	11	-	384
Adjusted EBITDA from continuing operations		$1,002	$1,262	$785	$3,442	$103

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

Earnings Call Information

The InsWeb fourth quarter and fiscal year 2010 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Monday, February 7, 2011. To participate on the live call, analysts and investors should dial 1-877-941-8416 at least ten minutes prior to the call. InsWeb will also offer a live and archived webcast of the conference call, accessible from the "Events & Presentations" page of InsWeb's Investor Relations website at http://investor.insweb.com/events.cfm.

About InsWeb
InsWeb Corporation (NASDAQ: INSW) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb's primary properties include InsWeb.com, InsuranceRates.com, LocalInsuranceAgents.com, and AgentInsider.com. InsWeb has invented multiple e-commerce and online insurance distribution technologies and owns the following patents: 6,898,597; 7,107,325; 7,389,246; 7,640,176 and 7,707,505.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition;  strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on the Company’s consumer acquisition strategies; the Company's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
[ Amounts in thousands, except per share amounts ]
[ unaudited ]

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Transactions	$13,153	$8,670	$42,199	$35,002
Other	36	41	160	167
Total revenues	13,189	8,711	42,359	35,169

Operating expenses:
Direct marketing	8,945	5,684	28,370	23,397
Sales and marketing	1,874	1,282	5,743	6,588
Technology	944	467	2,629	3,418
General and administrative	1,276	578	4,321	3,055
Total operating expenses	13,039	8,011	41,063	36,458
Income (loss) from operations	150	700	1,296	(1,289)
Interest expense	(26)	-	(26)	-
Interest income	5	5	25	28
Income (loss) before income taxes	129	705	1,295	(1,261)
Benefit for income taxes	17	-	-	-
Net income (loss)	$146	$705	$1,295	$(1,261)
Net income (loss) per share:
Basic	$0.02	$0.15	$0.26	$(0.26)
Diluted	$0.02	$0.14	$0.23	$(0.26)

Weighted average shares used in computing
Net income (loss) per share:
Basic	5,369	4,806	4,972	4,796
Diluted	6,309	5,076	5,611	4,796

INSWEB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
[Amounts in thousands]
[unaudited]
	December 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$6,733	$6,401
Short-term investments	1,137	-
Accounts receivable, net	3,307	2,014
Restricted cash equivalents and short-term investments	580	2,105
Prepaid expenses and other current assets	559	710
Related party receivable	319	-
Total current assets	12,635	11,230

Intangible assets	6,965	150
Goodwill	2,523	-
Related party receivable	-	311
Property and equipment	171	109
Other assets	32	80
Total assets	$22,326	$11,880

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,740	$2,113
Accrued expenses	432	635
Current liability, Potrero	1,172	-
Deferred revenue	2,321	804
Total current liabilities	7,665	3,552

Noncurrent liability, Potrero	2,071	-
Total liabilities	9,736	3,552
Shareholders' equity:
Common stock	9	8
Paid-in capital	210,587	207,617
Treasury stock	(6,334)	(6,334)
Accumulated deficit	(191,672)	(192,963)
Total shareholders' equity	12,590	8,328
Total liabilities and shareholders’ equity	$22,326	$11,880